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                                                                    EXHIBIT 10.3

                  TAX INDEMNIFICATION AND ALLOCATION AGREEMENT
                                  (AS AMENDED)

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                                                                    EXHIBIT 10.3

                 TAX INDEMNIFICATION AND ALLOCATION AGREEMENT
                                 (AS AMENDED)

     TAX INDEMNIFICATION AND ALLOCATION AGREEMENT dated as of December 7, 1998 by and between Creative Computers, Inc., a Delaware corporation ("CCI") and uBid, Inc., a Delaware corporation ("uBid").

                                    RECITALS

     A. CCI is the common parent of an affiliated group of corporations (the "CCI Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The CCI Group includes uBid. The members of the CCI Group have heretofore joined in filing consolidated Federal income tax returns.

     B. CCI expects (i) to cause uBid to make an initial public offering of its Common Stock, par value $.001 per share (the "Offering"), and (ii) no earlier than 180 days following consummation of the Offering, pursuant to a Separation and Distribution Agreement, dated as of December 7, 1998, (the "Distribution Agreement") to distribute all of the stock of uBid then held by the CCI Group pro rata to the CCI stockholders in a transaction intended to qualify as a tax-free distribution under Code (S)355 (the "Distribution").

     C. At the close of the business day on which the Distribution occurs (the "Distribution Date"), the taxable year of uBid shall close for U.S. federal income tax purposes and uBid shall cease to be a member of the CCI Group.

     D. The parties hereto wish to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in connection with the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes;

     NOW, THEREFORE, in consideration of the agreements herein contained and intending to be legally bound hereby, CCI and uBid hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to them in the Distribution Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and the plural forms of the terms defined).

     1.1 "Action" shall mean any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental, regulatory or other administrative agency or commission or any arbitration tribunal.

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     1.2    "Actual Tax Payment" shall have the meaning set forth in Section 3.3 hereof.

     1.3 "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the incurrence of any Income Tax Liability or the realization of a Refund (or any related Income Tax Detriment or Benefit) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such Person is increased above or reduced below the amount of Income Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event.

     1.4 "Aggregate Spin-Off Tax Liabilities" means the sum of the Spin-Off Tax Liabilities with respect to each Taxing Jurisdiction.

     1.5 "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

     1.6 "Carryback" shall mean the carryback of a Tax Attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by uBid from a Post-Distribution Taxable Period to a CCI Consolidated Return Period.

     1.7    "Code" shall have the meaning set forth in Recital A.

     1.8 "CCI Consolidated Group" shall mean CCI and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code without regard to the exclusions in Section 1504(a)(1) through (8)) of which CCI is the common parent.

     1.9 "CCI Consolidated Federal Return" shall mean any consolidated federal Income Tax Return or amendment thereof of the CCI Consolidated Group for any CCI Consolidated Return Period.

     1.10 "CCI Consolidated Return Period" shall mean a taxable period that ends within the Effective Period for which a consolidated, combined or unitary (as applicable) federal, state, local or foreign Income Tax Return is filed or required to be filed by the CCI Consolidated Group.

     1.11 "CCI Consolidated Tax Liability" means, with respect to any CCI Consolidated Return Period, the consolidated, combined or unitary Income Tax Liability of the CCI Consolidated Group.

     1.12 "CCI Group" shall mean, solely for purposes of this Agreement, CCI and each of the other members of the CCI Consolidated Group other than uBid.

     1.13 "CCI State, Local and Foreign Returns" shall mean any combined, consolidated or unitary state, local or foreign Income Tax Returns or amendment thereof which are required to be filed by CCI or a member of the CCI Consolidated Group.

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     1.14   "Deemed Tax Payment" shall have the meaning set forth in Section 3.3 hereof.

     1.15   "Distribution" shall have the meaning set forth in Recital B.

     1.16   "Distribution Agreement" shall have the meaning set forth in Recital
B.

     1.17 "Effective Period" shall include all taxable periods that begin or end on or after the date of the Offering, provided that uBid is included in the CCI Consolidated Group for a portion of such taxable period.

     1.18 "Equity Securities" shall mean any stock or other equity securities treated as stock for tax purposes, or options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock.

     1.19 "Fifty-Percent or Greater Interest" shall have the meaning ascribed to such term for purposes of Code (S)(S) 355(d) and (e).

     1.20 "Final Determination" shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for Refund or the right of the Taxing Jurisdiction to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a Refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such Refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

     1.21 "Income Tax" (a) shall mean (i) any foreign or any United States federal, state or local tax, charge, fee, impost, levy or other assessment that is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(1) of this definition, together with (B) any

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interest and any penalties, fines, additions to tax or additional amounts imposed by any Taxing Jurisdiction with respect thereto and (b) shall include any transferee liability in respect of an amount described in clause (a) of this definition.

     1.22 "Income Tax Benefit" shall mean, in respect of a Person or group of Persons for any taxable period, the excess of (A) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if carryover of a Tax Attribute had not occurred but with all other facts unchanged, over (B) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the carryover of such Tax Attribute (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

     1.23 "Income Tax Detriment" shall mean, in respect of any Person or group of Persons for any taxable period, the excess of (A) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the carryover of a Tax Attribute, as the case may be, over
(B) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the carryover of a Tax Attribute had not occurred but with all other facts unchanged (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

     1.24   "Income Tax Liabilities" shall mean all liabilities for Income
Taxes.

     1.25 "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a Taxing Jurisdiction in respect of Income Taxes.

     1.26 "Indemnified Party" shall mean any Person seeking indemnification pursuant to the provisions of this Agreement.

     1.27 "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

     1.28 "Internal Spin" shall mean the distribution of the uBid Common Stock by CCI Computers, Inc., a California corporation, to CCI.

     1.29 "Losses" shall mean any and all losses, liabilities, claims, damages, obligations, payments, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown (including, without limitation, the costs and expenses of any and all Actions, threatened Actions, demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened Actions).

     1.30 "Notice Date" with respect to Subsequent Tax Legislation or Regulation (as defined below) shall mean the earliest of (i) the date such legislation or materially

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identical legislation is introduced as a bill in the United States House of
Representatives or the United States Senate, (ii) the date any amendment to any bill incorporating such legislation is approved by the Congressional committee having jurisdiction or by the United States House of Representatives or the United States Senate, (iii) the date any written proposal incorporating such legislation is transmitted by the President of the United States to Congress,
(iv) the date any written proposal either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto or the Chairman of the United States Senate Finance Committee incorporating such legislation is published in the Bureau of National Affairs' "Daily Tax Report," or any successor publication or (v) the date such regulation is published in the Federal Register as proposed, temporary, or final Treasury Regulations.

     1.31 "Overpayment Rate" shall mean the annual rate of interest described in Code (S)6621(a)(1) (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

     1.32 "Person" shall mean and include any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

     1.33 "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to uBid, begins after the Distribution Date.

     1.34 "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to uBid, ends on or before the Distribution Date.

     1.35   "Preexisting Tax Benefit" shall have the meaning set forth in
Section 2.5.

     1.36 "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for, or Refunds or adjustments with respect to, Income Taxes.

     1.37 "PWC Opinion" shall mean the opinion letter dated August 5, 1998, of PricewaterhouseCoopers LLP to the Board of Directors and Stockholders of CCI.

     1.38 "Qualified Tax Counsel" shall mean independent tax counsel of recognized national standing that is acceptable to CCI.

     1.39 "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

     1.40 "Restriction Period" shall mean the period beginning on the date hereof and ending on the three-year anniversary of the Distribution Date.

     1.41 "Spin-Off Tax Liabilities," with respect to any Taxing Jurisdiction, as defined below, shall mean the sum of (i) the product of (x) the additional corporate-level gain or income recognized with respect to the failure of the Initial Spin or the

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Distribution to qualify for Tax-Free Status, as defined below, under the income tax law of such Taxing Jurisdiction pursuant to any settlement, Final Determination, judgment, assessment, proposed adjustment or otherwise and (y) the Taxing Jurisdiction's highest marginal tax rate applicable to the taxable income of corporations on income of the character subject to tax and indemnified against under Article III, (ii) interest on such amount calculated pursuant to such Taxing Jurisdiction's laws regarding interest on tax liabilities at the highest Underpayment Rate, as defined below, for corporations in such Taxing Jurisdiction from the date such additional gain or income was recognized until full payment with respect thereto is made pursuant to Article III hereof, and
(iii) any penalties actually paid to such Taxing Jurisdiction that would not have been paid but for the failure of the Distribution to qualify for Tax-Free Status in such Taxing Jurisdiction.

     1.42 "Subsequent Tax Legislation or Regulation" shall mean any bill introduced in the United States House of Representatives or the United States Senate that amends the Code, or any amendment to any such bill; any written proposal to amend the Code that is officially recommended by the President of the United States; any written proposal to amend the Code that is made available to the general public either by the Chairman of the United States House of Representatives Ways and Means Committee or any successor thereto, the Chairman of the United States Senate Finance Committee or any successor thereto, or the temporary or final Treasury Regulation; provided, however, that no such bill, amendment, proposal, or regulation shall constitute Subsequent Tax Legislation or Regulation unless the Notice Date of such bill, amendment, proposal or regulation is subsequent to the date of this Agreement.

     1.43 "Tax Attribute" shall mean a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit, or a consolidated excess charitable contribution (as such terms are used in Treasury Regulations (S)(S)1.1502-79 and 1.1502-79A), or a U.S. federal minimum tax credit or U.S. federal general business credit (but not tax basis or earnings and profits) that arises in a Pre-Distribution Taxable Period (including the taxable period in which the Distribution Date occurs) and can be carried to a taxable period ending after the Distribution Date.

     1.44 "Tax-Free Status" shall mean the qualification of the Initial Spin and the Distribution (i) as transactions described in Code 355(a)(1), (ii) as transactions in which the stock distributed thereby is qualified property for purposes of Code (S)355(c)(2), and (iii) as transactions in which the CCI Group recognizes no income or gain other than intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Code (S)1502.

     1.45 "Tax Opinion" means an unqualified opinion of Qualified Tax Counsel on which CCI may rely, in form and substance reasonably acceptable to CCI (and in determining whether an opinion is reasonably acceptable, CCI may consider, among other factors, the appropriateness of any underlying assumptions and management's representations if used as a basis for the opinion) to the effect that a transaction will not disqualify the Initial Spin or the Distribution from Tax-Free Status, assuming that the

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Initial Spin and the Distribution would have qualified for Tax-Free Status if such transaction did not occur.

     1.46 "Tax-Related Losses" shall mean: (i) the Aggregate Spin-Off Tax Liabilities, (ii) all accounting, legal and other professional fees, and court costs incurred in connection with any settlement, Final Determination, judgment or other determination with respect to such Aggregate Spin-Off Tax Liabilities, and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by CCI or uBid in respect of the liability of stockholders, whether paid to stockholders or to the IRS or any other Taxing Jurisdiction payable by CCI or uBid or their respective Affiliates, in each case, resulting from the absence of Tax-Free Status for the Internal Spin or the Distribution.

     1.47 "Taxing Jurisdiction" shall mean the United States and every other government or governmental unit having jurisdiction to tax CCI, uBid or any of their respective Affiliates.

     1.48 "uBid Business" shall mean the Auction Sales Business currently conducted by uBid described in the PWC Opinion.

     1.49 "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state, local, or foreign Income Tax law, as applicable), as determined from time to time.

                                  ARTICLE II
             PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF TAX

     2.1    CCI Consolidated Federal Returns.

            (a) General. For any CCI Consolidated Return Period, CCI shall have sole and exclusive responsibility for the preparation and filing of all CCI Consolidated Federal Returns and amendments thereto with the IRS. Such returns shall include all income, gains, losses, deductions and credits of uBid.

            (b) Cooperation. uBid shall furnish CCI, at least sixty (60) days before the due date (including extensions) of any such CCI Consolidated Federal Return, with its completed section of such CCI Consolidated Federal Return, prepared in accordance with this Agreement, in accordance with instructions from CCI and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. uBid will also furnish CCI work papers and other such information and documentation as is reasonable requested by CCI with respect to uBid.

     2.2    CCI State, Local and Foreign Returns.

            (a) General. For any CCI Consolidated Return Period, CCI shall have sole and exclusive responsibility for the preparation and filing of all CCI State, Local and Foreign Returns.

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            (b)  Cooperation.  CCI will timely advise uBid of the inclusion of
uBid in any CCI State, Local and Foreign Returns and the jurisdictions in which such returns will be filed. uBid ill evidence its agreement to be included in such return on the appropriate form(s) and will take such other actions as may be appropriate, in the opinion of CCI, to carry out the purposes and intent of this Section 2.2, provided that such actions are not inconsistent with this Agreement. uBid shall furnish CCI, at least sixty (60) days before the due date (including extensions) of any such CCI State, Local and Foreign Returns, with its completed section of such CCI State, Local and Foreign Returns, prepared in accordance with this Agreement, in accordance with instructions from CCI and in a manner consistent with prior returns, if any, provided that such actions are not inconsistent with this Agreement. uBid will also furnish CCI work papers and other such information and documentation as is reasonable requested by CCI with respect to uBid.

     2.3    CCI Tax Liability.

            (a) CCI Consolidated Federal Return Liability. Except to the extent otherwise provided herein, for each CCI Consolidated Return Period, CCI shall be liable for and indemnify uBid against all Taxes due in respect of all CCI Consolidated Federal Returns, subject to reimbursement from uBid as contemplated by Section 2.6 of this Agreement.

            (b) CCI State, Local and Foreign Return Liability. Except to the extent otherwise provided herein, for each CCI Consolidated Return Period, CCI shall be liable for and indemnify uBid against all Taxes due in respect of all CCI State, Local and Foreign Returns, subject to reimbursement from uBid as contemplated by Section 2.6 of this Agreement.

     2.4    uBid Separate Tax Return Amount.

            (a) General. For any taxable period ending during the Effective Period of this Agreement, the term "uBid Separate Tax Return Amount" shall mean the aggregate amount, whether a negative or positive, of (i) the uBid Separate Federal Amount and (ii) the uBid Separate State, Local and Foreign Amount, each as adjusted pursuant to the terms of this Agreement.

            (b) Computation of uBid Separate Federal Amount. For each CCI Consolidated Return Period that ends during the Effective Period of this Agreement, uBid shall compute the uBid Separate Federal Amount for the portion of such periods in which uBid is a Member of the CCI Affiliated Group. "uBid Separate Federal Amount" means, with respect to each CCI Consolidated Return Period, the federal Tax liability that would be payable by uBid to the IRS (in which case such amount will be positive), or the federal Tax refund that would be payable by the IRS to uBid (in which case such amount will be negative) if uBid had filed a separate federal income tax return for the CCI Consolidated Return Period. In the event that uBid has a net operating loss, tax credit or other favorable Tax attribute (a "Tax Attribute") for federal Tax purposes for a particular CCI Consolidated Return Period that would eliminate the federal Tax liability of uBid for such taxable period but would not yield a federal Tax refund for uBid on a separate

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federal income tax return basis, the uBid Separate Federal Amount shall be zero for such taxable period, and such federal Tax Attribute shall be recoverable, if at all, by uBid in a subsequent CCI Consolidated Return Period on such separate return basis, as herein provided. In computing the uBid Separate Federal Amount, uBid shall follow the Tax elections and other Tax positions adopted or prescribed by CCI and shall take into account the adjustments and modifications set forth in Section 2.5 of this Agreement.

            (c) Computation of uBid Separate State, Local and Foreign Amount. For each CCI Consolidated Return Period that ends on or after the first day of the Effective Period of this Agreement, uBid shall compute the uBid Separate State, Local and Foreign Amount for the portion of such periods in which uBid is a Member of the CCI Affiliated Group. "uBid Separate State, Local and Foreign Amount" means, with respect to each CCI Consolidated Return Period, the state, local and foreign Tax liability that would be payable by uBid to the applicable taxing authorities (in which case such amount will be positive), or the state, local and foreign Tax refund that would be payable by the applicable taxing authorities to uBid (in which case such amount will be negative) if uBid had filed a separate state, local and foreign income or franchise tax return for the CCI Consolidated Return Period. In the event that uBid would have a net operating loss, tax credit or other favorable Tax attribute (a "Tax Attribute") for state, local or foreign Tax purposes for a particular CCI Consolidated Return Period that would eliminate the state, local or foreign Tax liability of uBid for such taxable period but would not yield a state, local or foreign Tax refund for uBid on a separate federal income tax return basis, the uBid Separate State, Local and Foreign Amount shall be zero for such taxable period, and such state, local or foreign Tax Attribute shall be recoverable, if at all, by uBid in a subsequent CCI Consolidated Return Period on such separate return basis, as herein provided. In computing the uBid Separate State, Local and Foreign Amount, uBid shall follow the Tax elections and other Tax positions adopted or prescribed by CCI and shall take into account the adjustments and modifications set forth in Section 2.5 of this Agreement.

     2.5 Adjustments. In computing the uBid Separate Federal Amount (and to the extent appropriate, the uBid Separate State, Local and Foreign Amount), uBid shall take into account the following adjustments and modifications:

            (a) The uBid Separate Federal Amount shall be computed as if uBid came into existence in a Code (S)351 transaction on the date of the Offering, and unless otherwise provided, uBid shall be deemed not to have existed prior to such date. uBid shall not be entitled to any Tax Benefits of either the CCI Affiliated Group or uBid that existed prior to the date of the Offering (a "Preexisting Tax Benefit").

            (b) Dividends from any Member of the CCI Affiliated Group shall be eliminated.

            (c) Items of income, gain, loss or deduction arising from a transaction described in Treasury Regulation (S)1.1552-1(a)(2)(ii) shall be taken into account by uBid in the same manner and in the same taxable years as such items are actually taken into account on the CCI Consolidated Federal Return.

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            (d)  Carryforwards and carrybacks of any Tax Benefits shall be calculated as though CCI were the IRS and uBid filed a separate return.

            (e) Characterization of items of income, expense, gain or loss that are determined on a consolidated or combined basis in the calculation of CCI Consolidated Federal Return Liability and CCI State, Local and Foreign Liability, such as characterizations under Code (S)1231, shall retain their characterization for purposes of determining the uBid Separate Federal Amount and the uBid Separate State, Local and Foreign Amount.

            (f) All ordinary income and capital gains shall be deemed to be subject to Tax at the highest applicable Tax rate applicable to taxable ordinary income of corporations.

            (g) Estimated Tax payments made pursuant to Section 2.6(c) of this Agreement shall not be included in the computation of the uBid Separate Tax Return Amount.

            (h)  Other adjustments reasonably specified by CCI shall be made.

     2.6    Payment of uBid Separate Tax Return Amount.

            (a) Payment from uBid to CCI. For any CCI Consolidated Return Period covered by this Agreement, if the uBid Separate Tax Return Amount is a positive amount, uBid shall pay such amount to CCI on or before the due date (without extensions) of the CCI Consolidated Federal Returns for the appropriate CCI Consolidated Return Period. Such payment shall be reduced by the estimated Tax payments made by uBid for such taxable period pursuant to Section 2.6(c) of this Agreement. For administrative or other reasons, CCI may direct or allow the above payment to be made after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the CCI Consolidated Federal Return for the appropriate CCI Consolidated Return Period is filed.

            (b) Payment from CCI to uBid. For any CCI Consolidated Return Period covered by this Agreement, if the uBid Separate Tax Return Amount is a negative amount CCI shall pay to uBid the amount that would have been allowed as a net Tax refund to uBid on or before the due date (without extensions) of the CCI Consolidated Federal Returns for the appropriate CCI Consolidated Return Period. Such payment shall be increased by the estimated Tax payments made by uBid Subgroup for such taxable period pursuant to Section 2.6(c) of this Agreement. For administrative or other reasons, CCI may decide to make the above payment after the prescribed date. If all relevant information necessary to determine the amount of the payment is not available by the due date, the payment shall be based on estimates, and adjustments shall be made when sufficient information is available or as soon as practicable after the CCI Consolidated Federal Return for the appropriate CCI Consolidated Return Period is filed.

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         (c)  Estimated Tax Payments.

                 (i) uBid shall pay to CCI quarterly installments of estimated Tax. The amount of such payments for the first, second, third and fourth installments shall cumulatively equal 25 percent, 50 percent, 75 percent and 100 percent, respectively, of the estimated full-year uBid Separate Tax Return Amount (including the minimum tax and environmental tax). Settlement for such payment shall be made on or before, or as soon as practicable after, the due date of the applicable estimated Tax payment to be paid by CCI.

                 (ii) uBid Subgroup shall pay to CCI any and all interest and penalties imposed on the CCI Affiliated Group as a result of the underpayment of estimated Tax attributable to the uBid Subgroup. For purposes of this Section 2.6(c)(ii), the Chief Financial Officer of CCI shall determine to which Member or Members of the CCI Affiliated Group the underpayment is attributable. Such determination of the Chief Financial Officer shall be final. A payment of such interest and penalties shall not be considered a payment of estimated Tax.

     2.7    Adjustments to CCI Consolidated Tax Liability.

            (a) General. If any adjustment in the CCI Consolidated Tax Liability is made as a result of an audit by a Taxing Authority, the granting of a claim for refund, a final decision by a court, the carryback or carryforward of a loss, deduction or credit or any other similar circumstance, the Tax refund or Tax liability resulting therefrom, including any interest and penalties (an "Adjustment"), shall be allocated between the CCI Affiliated Group and uBid in accordance with the principles of this Agreement as if such adjustments had been taken into account in the year to which they relate.

            (b) Adjustment Resulting in Basis Increase to uBid. If any Adjustment results in an increase in the adjusted basis of any asset transferred by CCI to uBid, uBid shall pay to CCI the amount of any Tax benefit resulting to it by virtue of such basis increase to CCI as and when such Tax benefit is realized. The preceding sentence shall survive the expiration of the Effective Period of this Agreement.

                                  ARTICLE III
                        INDEMNIFICATION FOR INCOME TAXES

     3.1 Indemnification by CCI. Except as otherwise provided in this Article III, CCI shall indemnify and hold uBid, its Representatives and Affiliates harmless from and against (i) all Spin-Off Tax Liabilities incurred by any member of the CCI Group, (ii) without duplication, all Income Tax Liabilities that any member of the CCI Group is liable for, or required to reimburse uBid for, pursuant to Article II hereof, and (iii) all Income Taxes incurred by uBid by reason of the breach by CCI of any of its covenants hereunder and, in each case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

     3.2 Indemnification by uBid. From and after the Distribution Date, uBid shall indemnify and hold each member of the CCI Group and each of their respective Representatives and Affiliates harmless from and against (i) all Income Tax Liabilities that uBid is required to pay, or reimburse CCI for, under
Article II hereof and (ii) all Income Taxes, Spin-Off Tax Liabilities or other Tax-Related Losses incurred by any member of the CCI Group by reason of the breach by uBid of any of its covenants hereunder, and, in each case, any related costs and expenses(including, without limitation, reasonable attorneys' fees and expenses).

     3.3 Time of Payment. To the extent an indemnification obligation relates to Spin-Off Tax Liabilities, the Indemnifying Party shall make payment pursuant to such indemnification obligation no later than (i) five Business Days prior to the date the Indemnified Party makes a payment of taxes, interest, or penalties with respect to a proposed adjustment of taxes or an assessment of tax deficiency asserted or made by any Taxing Jurisdiction that is premised in whole or part on Spin-Off Tax Liabilities, including a payment made in settlement of an asserted tax deficiency (each, an "Actual Tax Payment"), or (ii) five Business Days after the date the Indemnified Party gives written notice to the Indemnifying Party that the Indemnified Party has notified any Taxing Jurisdiction, or gives the Indemnifying Party written notice or an acknowledgment by any Taxing Jurisdiction, that such proposed adjustment of taxes or tax deficiency would not result in a net payment by the Indemnified Party because of the carryover, carryback or carryforward of net operating losses or credits, the crediting of previously paid taxes, the utilization of deductions or credits not claimed on the Indemnified Party's tax returns as originally filed, the exclusion of income reported on such returns, or the utilization of any other tax attributes that offset the asserted taxes (each, a "Deemed Tax Payment"). The amount payable pursuant to the preceding sentence shall be the Tax-Related Loss implied by such Actual Tax Payments and Deemed Tax Payments.

     3.4 Subsequent Tax Legislation or Regulation. To the extent Tax-Related Losses would not have arisen but for Subsequent Tax Legislation or Regulation, such Losses shall be borne equally by CCI and uBid. The party making actual payment of such Losses shall be indemnified by the other party to the extent of the other party's allocated share of such Losses.

     3.5 Effect of Ruling, Determination or Opinion. CCI shall be indemnified and held harmless pursuant to this Article 3 without regard to the fact that (i) CCI or uBid may have received a ruling from the Internal Revenue Service, (ii) CCI may have made a determination pursuant to Section 5.7, or (iii) uBid may have obtained a Tax Opinion pursuant to Section 5.7.

                                  ARTICLE IV
             REPRESENTATIONS SPECIFIC TO DISTRIBUTION TAX MATTERS

     4.1 PWC Opinion. uBid hereby represents and warrants that (i) it has examined the PWC Opinion (including, without limitation, the representations referred to therein to the extent that they relate to the plans, proposals, intentions, and policies of uBid or the uBid Business) and (ii) to the extent descriptive of uBid or the uBid Business, the facts presented and the representations made therein are true and correct, except to the extent that any such facts or representations:

            (a) are about the CCI Group (except for facts about the uBid Business);

            (b) describe or characterize the purposes of CCI management for the Distribution; or

            (c)  set forth legal conclusions.

     4.2    No Plan or Intention.

            (a) uBid hereby represents and warrants that it has no plan or intention of taking any action, or failing or omitting to take any action, that would (i) cause the Distribution not to have Tax-Free Status or (ii) cause any representation or factual statement made in this Agreement or in the PWC Opinion to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

            (b) uBid hereby represents and warrants that the Distribution is not part of a plan (or series of related transactions) pursuant to which a Person will acquire stock representing a Fifty-Percent or Greater Interest in uBid or any successor to uBid.

                                   ARTICLE V
                COVENANTS SPECIFIC TO DISTRIBUTION TAX MATTERS

     5.1 No Action. uBid shall not take any action, nor fail or omit to take any action, that would (i) cause the Distribution not to have Tax-Free Status or
(ii) cause any representation or factual statement made in this Agreement or the PWC Opinion to be untrue in a manner that would have an adverse effect on the Tax-Free Status of the Distribution.

     5.2 Active Conduct of Business. Until the first day after the Restriction Period, uBid shall continue the active conduct of the uBid Business. uBid shall not liquidate, dispose of, or otherwise discontinue the conduct of any material portion of the uBid Business. uBid shall continue the active conduct of the uBid Business primarily through officers and employees of uBid (and not through independent contractors). For purposes of this Section 5.2, asset retirements and discontinuations of product lines with respect to the uBid Business in the ordinary course of business shall not be treated as a disposition of a portion of the uBid Business.

     5.3 Sale of Equity Securities. Until the first day after the Restriction Period, uBid shall not sell or otherwise issue to any Person, or redeem or otherwise acquire from any Person, any Equity Securities of uBid; provided, however, that (i) the adoption by uBid of a rights plan shall not constitute a sale or issuance of Equity Securities; (ii) uBid may repurchase Equity Securities to the extent that such repurchases meet the requirements of section 4.05(1)(b) of Revenue Procedure 96-30, and (iii) uBid may issue Equity Securities of uBid (including issuances as compensation for services or pursuant to the exercise of compensatory stock options) that do not exceed in the aggregate a [40%] or greater interest in the Equity Securities of uBid over the period from and including the date of the Offering to the second anniversary of the Distribution Date and [45%] of the Equity Securities of uBid over the period from the date of the Offering to the end of the Restriction Period. For purposes of the preceding sentence (A) Equity Securities sold by shareholders of uBid pursuant to a uBid registration statement shall be considered to be Equity Securities issued by uBid, and (B) aggregate percentages shall be determined after taking into account the Equity Securities to be issued.

     5.4 Solicitation of Sale. Until the first day after the Restriction Period, uBid shall not (i) solicit any Person to make a tender offer for, or otherwise acquire or sell, the Equity Securities of uBid, (ii) participate in or support any unsolicited tender offer for, or other acquisition, issuance or disposition of, the Equity Securities of uBid or (iii) approve or otherwise permit any proposed business combination or any transaction which, in the case of (i), (ii) or (iii), individually or in the aggregate, together with the transactions contemplated by this Agreement, the Distribution Agreement, any Other Agreements or the PWC Opinion, results in one or more Persons acquiring (other than in acquisitions not taken into account for purposes of Code
(S)355(e)) directly or indirectly stock representing a Fifty-Percent or Greater Interest in uBid. In addition, uBid shall not at any time, whether before or subsequent to the expiration of the Restriction Period, engage in any action described in clauses (i), (ii) or (iii) of the preceding sentence if it is pursuant to an arrangement negotiated (in whole or in part) prior to the Distribution, even if at the time of the Distribution it is subject to various conditions, nor shall any member take any action, or fail or omit to take any action, that would cause Code (S)(S) 355(d) or (e) to apply to the Distribution.

     5.5 Sale of Assets. Until the first day after the Restriction Period, uBid Group shall not sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than 60 percent of the gross assets of uBid, nor shall uBid sell, transfer, or otherwise dispose of or agree to dispose of assets (including, for such purpose, any shares of capital stock of a subsidiary) that, in the aggregate, constitute more than 60 percent of the consolidated gross assets of uBid. The foregoing sentence shall not apply to sales, transfers, or dispositions of assets in the ordinary course of business. The percentages of gross assets or consolidated gross assets of uBid sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of uBid as of the Distribution Date. Sales, transfers or other dispositions by uBid or any of its subsidiaries to uBid or any of its subsidiaries are not subject to this Section 5.5 to the extent not inconsistent with the Tax-Free Status of the Distribution.

     5.6 Dissolution, Liquidation and Merger. Until the first day after the Restriction Period, uBid shall not voluntarily dissolve or liquidate. Until the first day after the Restriction Period, uBid shall not merge, consolidate or reorganize unless Persons owning uBid stock immediately prior to the merger, consolidation or other reorganization will own, directly or indirectly, a Fifty-Percent or Greater Interest in the surviving corporation. For purposes of calculating the Fifty-Percent or Greater Interest, the interest of such Persons shall be taken into account only to the extent that the percentage of stock owned directly or indirectly in the surviving corporation by each person owning stock in uBid immediately before the transaction does not decrease. In addition, uBid stock acquired before the merger, consolidation or other reorganization by any Person shall not be counted if the acquisition was pursuant to a plan (or series of related transactions) in anticipation of the merger, consolidation or reorganization. Nothing in this Section 5.6 shall preclude uBid from acquiring another corporation, limited liability company, limited partnership, general partnership or joint venture solely for cash or other consideration that is not an Equity Security of uBid. Reorganizations of uBid with its subsidiaries, and liquidations of uBid subsidiaries are not subject to this Section 5.6 to the extent not inconsistent with the Tax-Free Status of the Distribution.

     5.7 Waiver. Any of the provisions of Section 5.2, 5.3, 5.4, 5.5 or 5.6 shall be waived with respect to any particular transaction or transactions if
(i) CCI or uBid has obtained a ruling from the IRS, in form and substance reasonably satisfactory to CCI, to the effect that such proposed transaction will not adversely affect the Tax-Free Status of the Distribution, (ii) CCI has determined, in its sole and absolute discretion that it could not reasonably be expected that such proposed transaction would have an adverse effect on the Tax-Free Status of the Distribution, or (iii) with respect to a transaction occurring at least two years after the Distribution Date, uBid obtains a Tax Opinion (at its own expense), in form and substance reasonably satisfactory to CCI, with respect to such proposed transaction. Waiver with respect to one transaction or group of transactions shall not constitute a waiver with respect to any other transaction.

     5.8 Enforcement. The parties hereto acknowledge that irreparable harm would occur in the event that any of the provisions of this Article V were not performed in accordance with their specific terms or were otherwise breached. The parties hereto agree that, in order to preserve the Tax-Free Status of the Distribution, injunctive relief is appropriate to prevent any violation of the foregoing covenants, provided, however, that injunctive relief shall not be the exclusive legal or equitable remedy for any such violation.


                                  ARTICLE VI
                COOPERATION RELATED TO DISTRIBUTION TAX MATTERS

     6.1 Ruling Requests. Until the first day after the Restriction Period, uBid shall furnish CCI with a copy of any ruling request that uBid may file with the IRS or any other Taxing Jurisdiction and any opinion received that relates to or otherwise reasonably could be expected to have any effect on the Tax-Free Status of the Distribution.

     6.2 Determinations. uBid shall cooperate with CCI in connection with (i) any determination pursuant to subsection 5.7(ii) above or (ii) any request by CCI for a ruling. Such cooperation shall include, without limitation, providing any information and representations reasonably requested by CCI or its counsel to enable CCI or its counsel to make any such determination or to obtain and maintain any ruling with respect to the Distribution. From and after the date of the filing of any such request until the first day after the four-year anniversary of the date that CCI makes the correlative determination or receives the correlative ruling, uBid shall not take (nor shall it refrain from taking) any action that would have caused a representation given by uBid in connection with any such determination or CCI's request for a ruling to have been untrue as of the relevant representation date, had uBid intended to take (or refrain from taking) such action on the relevant representation date.

     6.3 Tax Opinion. CCI shall cooperate with uBid in connection with any request by uBid for a Tax Opinion.

     6.4 Notice of Actions. Until the first day after the Restriction Period, uBid will provide adequate notice to CCI of action described in Sections 5.2 through 5.6 above, without regard to the exceptions thereto, within a period of time sufficient to enable CCI (i) to make the determination referred to in
Section 5.7(ii), (ii) to prepare and seek any ruling in connection with such proposed transaction, or (iii) to seek injunctive relief pursuant to Section 5.8 hereof in a court of competent jurisdiction. Each such notice shall set forth the terms and conditions of the proposed transaction, including, without limitation, the nature of any related action proposed to betaken by the board of directors of uBid, the approximate number of shares of uBid stock (if any) proposed to be sold by uBid or otherwise issued by uBid, the approximate value of uBid assets (or assets of any of the uBid subsidiaries) proposed to be transferred, and the proposed timetable for such transaction, all with sufficient particularity to enable CCI to make such determination, prepare and seek such ruling, or seek such injunctive relief. Promptly, but in any event within 30 Business Days, after CCI receives such written notice from uBid, CCI shall notify uBid in writing of such determination or of CCI's intent to seek a ruling and the proposed date for the initial submission thereof, which date shall not be more than 60 Business Days after CCI so notifies uBid of its intent to seek such ruling, provided that such 30-day period or 60-day period, as the case maybe, shall be appropriately extended for any period of noncompliance by uBid with this Section 6.4.

                                  ARTICLE VII
                              INCOME TAX CONTESTS

     7.1 Notification. uBid shall promptly upon receipt of notice thereof, notify CCI in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which CCI may be responsible pursuant to this Agreement. uBid shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received uBid. The failure of uBid timely to forward such notification in accordance with the immediately preceding sentence shall not relieve CCI of its obligation to pay such Income Tax Liability or indemnify uBid therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of CCI to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

     7.2 CCI Consolidated Return Periods. CCI (or such member of the CCI Consolidated Group as CCI shall designate) shall have the sole right to represent the interests of uBid in any Proceeding relating to CCI Consolidated Return Periods and to employ counsel of its choice at its expense; provided, however, that any expenses relating to items for which uBid is responsible pursuant to Section 2 in connection with such a Proceeding shall be borne by uBid; provided, further, however, that uBid shall be entitled to designate counsel with respect to any such Proceeding with respect to an Income Tax Return that includes solely uBid and relates solely to items for which uBid is responsible hereunder.

     7.3 Power of Attorney. uBid shall execute and deliver to CCI (or such member of the CCI Group as CCI shall designate) any power of attorney or other document requested by CCI (or such designee) in connection with any Proceeding described in Section 7.2 hereof.

                                 ARTICLE VIII
                   APPORTIONMENT OF TAX ATTRIBUTES; REFUNDS

     8.1    Apportionment of Tax Attributes.

            (a) If the CCI Consolidated Group has a Tax Attribute, the portion, if any, of such Tax Attribute that shall be apportioned to uBid and treated as a carryover to the first Post-Distribution Taxable Period of uBid shall be determined in accordance with Treasury Regulation (S)(S)1.1502-79 and 1.1502-79A; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to uBid or such member shall be determined separately with respect to each of the items of income listed in
Section 904(d) of the Code.

            (b) No consolidated U.S. federal income Tax Attribute of the CCI Consolidated Group, other than those described in Section 8.1(a) hereof, and no consolidated, combined or unitary state, local, or foreign income Tax Attribute arising in respect of a CCI State, Local and Foreign Return, shall be apportioned to uBid, except as CCI (or such member of the CCI Group as CCI shall designate) determines is otherwise required under the provisions of applicable law.

            (c) CCI (or its designee) shall determine the portion, if any, of any Tax Attribute which must (absent a Final Determination to the contrary) be apportioned to uBid in accordance with this Section 8.1 and applicable law, and the amount of tax basis and earnings and profits to be apportioned to uBid in accordance with applicable law, and shall provide written notice of the calculation thereof to uBid as soon as practicable after the information necessary to make such calculation becomes available to CCI.

            (d) uBid shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for which it is responsible under this Agreement, so as to take into account, to the extent permitted by applicable law, any Tax Attribute (and the amount of tax basis and earnings and profits) apportioned to uBid as calculated pursuant to Section 8.1(c) hereof. Until such time as any such Tax Attribute has been utilized by uBid (or would have been so utilized had uBid complied with the requirements of the previous sentence), uBid shall, in connection with each Income Tax Return filed by it, provide CCI with a statement, signed by uBid's chief financial officer and certified by uBid's independent accounting firm, setting forth in reasonable detail a calculation of the extent to which any such Tax Attribute was utilized on such Income Tax Return (or would have been so utilized had uBid complied with the requirements of the previous sentence).

            (e) Except to the extent otherwise consented to by CCI or prohibited by applicable law, uBid shall elect to relinquish, waive or otherwise forego all Carrybacks. In the event that uBid is prohibited by applicable law to relinquish, waive or otherwise forego a Carryback (or CCI consents thereto), (i) CCI shall cooperate with uBid, at uBid's expense, in seeking from the appropriate Taxing Jurisdiction such Refund as reasonably would result from such Carryback, and (ii) uBid shall be entitled to any Income Tax Benefit Actually Realized by a member of the CCI Group (including any interest thereon received from such Taxing Jurisdiction), to the extent that such Refund is directly attributable to such Carryback, within 10 days after such Refund is Actually Realized; provided, however, that uBid shall indemnify and hold the members of the CCI Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes generated by a member of the CCI Group or an Affiliate thereof and (x) that expire unutilized, but would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the CCI Group that is directly attributable to a Carryback, then CCI (or its designee) shall make a payment to uBid, or uBid shall make a payment to CCI (or its designee), as may be necessary to adjust the payments between uBid and CCI (or its designee) to reflect the payments that would have been made under this Section 8.1(e) had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under this Section 8.1(e).

            8.2 Refunds. Except to the extent provided in Section 8.1(e) hereof, CCI shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes for all CCI Consolidated Return Periods. Except to the extent provided in Section 8.1(e), uBid shall be entitled to all Refunds (and any interest thereon received from the applicable Taxing Jurisdiction) in respect of Income Taxes paid by uBid for all Post-Distribution Taxable Periods. A party receiving a Refund to which another party is entitled pursuant to this Section 8.2 shall pay the amount to which such other party is entitled within ten days after such Refund is Actually Realized. CCI shall be permitted to file, and uBid shall fully cooperate with CCI in connection with, any claim for Refund in respect of an Income Tax for which any member of the CCI Group is responsible pursuant to Section 2 hereof.

                                  ARTICLE IX
                    COOPERATION AND EXCHANGE OF INFORMATION

            9.1 Cooperation. uBid, on behalf of itself and each of its Affiliates, agrees to provide CCI (or its designee) with such cooperation or information as CCI (or its designee) reasonably shall request in connection with the determination of any other calculations described in this Agreement, the preparation or filing of any Income Tax Return or claim for Refund, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency)received from or sent to any Taxing Jurisdiction or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information that uBid or its Affiliates may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by CCI (or its designee), (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for CCI to exercise its rights under this Agreement, and (v) the use of uBid's reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions that shall be necessary to establish CCI as the sole agent for Income Tax purposes with respect to all

CCI Consolidated Federal Returns and CCI State, Local and Foreign Returns. Upon reasonable notice, uBid shall make its, or shall cause its Affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 9.1 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding. Notwithstanding any other provision of this Agreement, neither uBid, nor any of its Affiliates nor any other Person shall have any right to receive or obtain any information relating to Income Taxes of CCI or any of its Affiliates other than information relating solely to uBid.

            9.2 Retention of Records. uBid agrees to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Code (S)6001 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign Income Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period that may be subject to a claim hereunder, until the later of
(x)the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and
(y) the Final Determination of any payments that may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 9.2, if uBid wishes to dispose of any such records and documents, then uBid shall provide written notice thereof to CCI and shall provide CCI the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if CCI does not, within such 90-day period, confirm its intention to take possession of such records and documents, uBid may destroy or otherwise dispose of such records and documents.

            9.3 Inadequate Remedy. uBid hereby acknowledges and agrees that (a) its failure to comply with the provisions of this Article 9 may result in substantial harm to CCI, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the CCI Consolidated Group (or a member thereof) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a taxing authority, and (a) the remedies available to the CCI Consolidated Group for the breach by uBid of its obligations hereunder shall include (without limitation) the indemnification by uBid of the CCI Consolidated Group for any Income Tax Liabilities incurred or any Income Tax benefit lost or postponed by reason of such breach and the forfeiture by uBid of any related rights to indemnification by CCI. In addition, if uBid fails to provide any cooperation or information requested pursuant to this Agreement (x) within the specified time or (y) in the absence of such specified time, within a reasonable period (as determined in good faith by the party requesting such information), then, without limiting any other remedy available to any member of the CCI Consolidated Group for breach of uBid's obligations under this Agreement, CCI shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. uBid agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession uBid during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

                                   ARTICLE X
                                   PAYMENTS

            10.1 Method of Payment. All payments required by this Agreement shall be made by (a) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided that, on the date of such wire transfer, notice of the transfer is given to the recipient thereof in accordance with Section 12.1 hereof, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

            10.2 Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

            10.3 Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective Affiliates to treat, (i) any payment required by this Agreement, as either a contribution by CCI to uBid or a distribution by uBid to CCI, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-federal Income Taxes by or to a Taxing Jurisdiction, as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law; provided that in the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

                                  ARTICLE XI
                            RESOLUTION OF DISPUTES

            11.1 Distribution Agreement. Except as specifically modified by this Article XI, the provisions of Article VIII of the Distribution Agreement shall apply to any dispute arising in connection with this Agreement; provided, however, that no provision in this Article XI or such Article VIII shall be construed to extend the time periods set forth in this Agreement during which any party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action.

            11.2 Arbitrator. CCI shall select the arbitrator, who shall be an attorney or accountant who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

            11.3 Settlement Proposals. In connection with such arbitration, each party shall present an overall settlement proposal to the arbitrator that shall encompass all

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

issues to be resolved, and the two proposals shall set the outer limits of the range within which the arbitrator may make a determination as to the appropriate settlement result.

            11.4 Costs. All costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration; provided, however, (i) in the event the arbitrator makes a determination that reflects a 50-50 settlement, CCI and uBid shall share equally the costs of the arbitration, and (ii) in the event the arbitrator makes a determination that reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

                                  ARTICLE XII
                                 MISCELLANEOUS

            12.1 Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

If to CCI, to:      Creative Computers, Inc.
                    2555 West 190th Street
                    Torrance, California  90504
                    Attention:  Chief Financial Officer

If to uBid, to:     uBid, Inc.
                    2525 Busse Highway
                    Elk Grove Village, Illinois  60007
                    Attention:  Chief Financial Officer

Such names and addresses may be changed by notice given in accordance with this
Section 12.1.

            12.2 Designation of Affiliate. CCI may assign any of its rights or obligations under this Agreement to any member of the CCI Group as it shall designate; provided, however, that no such assignment shall relieve CCI of any obligation to make a payment hereunder to uBid to the extent such designee fails to make such payment.

            12.3 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

            12.4 Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by both of the parties hereto.

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

            12.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to choice of law principles, including matters of construction, validity and performance.

            12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same original.

            12.7 Titles and Headings. Titles and headings to sections herein are included for convenience of reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

            12.8 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

            12.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                              CREATIVE COMPUTERS, INC.


                              By:       /s/ THEODORE R. SANDERS
                                 -----------------------------------------
                                 Name:  Theodore R. Sanders
                                 Title:  Chief Financial Officer


                              UBID, INC.


                              By:       /s/ THOMAS E. WERNER
                                 -----------------------------------------
                                 Name:  Thomas E. Werner
                                 Title:  Chief Financial Officer

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